ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of March 12, 1999 (this "AGREEMENT"), among The J. Peterman Company, a Kentucky corporation as debtor/debtor-in-possession ("SELLER"), and Paul Harris Stores, Inc., an Indiana Corporation ("PHSI"), and Peterman Acquisition Corp., an Indiana corporation and a wholly owned subsidiary of PHSI ("BUYER"). Notwithstanding the several references to PHSI and Buyer herein, PHSI and Buyer shall be jointly and severally responsible for all of the obligations of Buyer hereunder.


                           RECITALS:

          A. On January 25, 1999, Seller filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code, Title 11, United States Code, Section 101 et seq., as amended (the "BANKRUPTCY CODE"), in the United States Bankruptcy Court for the Eastern District of Kentucky, Lexington Division (the "BANKRUPTCY COURT"), as Case No. 99-50142 (the "BANKRUPTCY CASE").

          B. On February 25, 1999, Seller filed with the Bankruptcy Court its "Emergency Motion to Employ Agent with Authority to Sell Assets Subject to Higher and Better Offers" and other relief (the "SALE MOTION"). On March 5, 1999, the auction authorized by the order entered granting relief requested by the Sale Motion was conducted and PHSI's offer to purchase the Assets (as hereinafter defined) of Seller as contemplated by this Agreement was accepted subject to negotiation and execution of a "definitive agreement". Pursuant to appropriate notice and following a hearing, the Bankruptcy Court entered its order (the "SALE ORDER") on the date hereof approving the proposed sale of the Assets to PHSI or its designee(s) pursuant to a "definitive agreement". This Agreement is the "definitive agreement" referenced in the two preceding sentences and Buyer is a "designee" of PHSI to purchase the Assets.

          C. Seller desires to sell, transfer and assign the Assets to Buyer, and Buyer desires to purchase the Assets from Seller, upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration  of  the  premises and
the   respective   representations,  warranties,  covenants   and
agreements contained herein, the parties hereto hereby agree as follows:


                           ARTICLE I

                 Sale and Purchase of Assets;
               ASSUMPTION OF CERTAIN LIABILITIES

          1.1. SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, free and clear of all Liens and Claims (each as hereinafter defined), all of Seller's right, title and interest in and to the following assets (collectively, the "ASSETS"):

          (a) INVENTORY. All of Seller's right, title and interest in and to the following: Seller's inventory of all goods located in Seller's 13 retail stores (the "STORES"), all goods located at Seller's premises in Lexington, Kentucky commonly known as the "Center" (the "CENTER") and all other goods owned by Seller wherever located (other than inventory sold or to be sold by ADZ pursuant to the Bankruptcy Court's order of January 29, 1999) (collectively, the "INVENTORY").

          (b) FURNITURE, FIXTURES AND EQUIPMENT. All of Seller's right, title and interest in and to the following: All furniture, fixtures and equipment owned by Seller (the "FFE"), including, without limitation, all furniture, fixtures and equipment located at the Stores, at the Center or at any other location, and all automobiles, trucks and other vehicles (but excluding any equipment held under capital leases) (collectively, the "FFE").

          (c) CERTAIN LEASES. Subject to the third sentence of this subsection (c), the right to assume all of Seller's right, title and interest in and to the following: (i) Seller's lease of the Center (the "CENTER LEASE"), as it shall have been amended to reflect the principal terms discussed at a hearing on March 5, 1999 before the Bankruptcy Court regarding the auction sale of the Assets to PHSI to provide for a term ending on July 15, 1999, at the rental rate of $40,000 per month, and such other terms and conditions as shall be mutually agreeable to Buyer and the landlord thereunder, and (ii) not fewer than 10 of Seller's 13 Store leases (but in any event, two of the Store leases to be assumed by Buyer shall be the leases of Seller's Stores located in Grand Central Station, New York, New York, and in Troy, Michigan). Each of the 13 Store leases is herein called a "STORE LEASE") and the Center Lease and each Store Lease that Buyer (or as provided below any assignee from PHSI of rights hereunder) actually does assume is herein called an "ASSUMED LEASE". Notwithstanding the foregoing, PHSI or Buyer may assign its rights to assume any of the Store Leases on or before March 16, 1999, in which case Seller will make the assignment and transfer to PHSI's or Buyer's assignee that would otherwise be made to Buyer with respect to such Store Lease. Buyer shall notify Seller in writing of the Store Leases that Buyer (or its assignee) intends to assume not later than Noon, EST, on March 15, 1999.

          (d) CERTAIN OTHER CONTRACTS. The right to assume all of Seller's right, title and interest in and to the following:
Each of the other Contracts (as hereinafter defined) of Seller that (i) are hereafter identified by Buyer (with the cooperation of Seller in compliance with Section 5.1 below) in writing on or prior to March 18, 1999 (unless the counterparty waives such deadline in which event such deadline shall be extended to March 22, 1999) and (ii) that Seller agrees to assign to Buyer (which agreement shall not unreasonably be withheld). The Contracts that Buyer actually does assume, collectively with the Assumed Leases, are herein called the "ASSUMED CONTRACTS".

          The parties acknowledge that the assumption by Buyer of each of the Assumed Contracts will be subject to the entry by the Bankruptcy Court of one or more orders (the "ASSIGNMENT ORDER(S)") approving Seller's motions to the Bankruptcy Court by which Seller will ask the Bankruptcy Court to approve its assumption and the assignment to Buyer or PHSI's assignee(s) of the Assumed Contracts pursuant to Bankruptcy Code <section>365 (the "ASSUMPTION AND ASSIGNMENT MOTION(S)"). As of the date hereof, no Assignment Order has been entered. Accordingly, none of the Assumed Contracts will be assumed by and assigned to Buyer until after the Closing Date. Seller agrees (i) to the extent not previously filed, to promptly file all Assumption and Assignment Motions in form and substance satisfactory to Buyer and (ii) to use its best efforts to cause the Bankruptcy Court to grant all of the relief requested in each of the Assumption and Assignment Motion(s). The parties agree that such assumption and assignment of the Assumed Contracts shall occur promptly upon the entry of the applicable Assignment Order(s), and shall be effective as of the Closing Date.

          Buyer shall be responsible to cure all monetary and non-monetary defaults that are not excused by the Bankruptcy Court required to be paid in order to effectuate the assumption and assignment of the Assumed Contracts (other than any unpaid rent under any Store Lease or the Center Lease with respect to any period between March 1, 1999 and March 7, 1999) (collectively, "CURE OBLIGATIONS"), and shall be entitled to any and all benefits available under such Assumed Contracts including, without limitation, any deposits, credits and or tenant allowances.

          (e) PERMITS. All of Seller's right, title and interest in and to the following: All of the assignable Permits (as hereinafter defined) that are necessary for the operation of Seller's business as it exists on the Closing Date, and all rights related thereto.

          (f) INTELLECTUAL PROPERTY. All of Seller's right, title and interest in and to the following: The name "J. Peterman", "Peterman" and all variations thereof in which Seller owns rights, all logos, trademarks and other marks, trade names, trade dress, labels or other trade rights, and all copyrights, licenses and other intellectual property rights of any character or description, whether or not registered, other than any of the foregoing restricted by the Excluded Licenses (as hereinafter defined) (collectively the "INTELLECTUAL PROPERTY"). The Intellectual Property shall include all goodwill attached or associated with the Intellectual Property and any renewals of trademarks, tradenames, service marks or similar property, together with all rights corresponding thereto throughout the world, including the full right to sue for and recover damages and profits recoverable for infringement of such trademarks, tradenames and service marks occurring on or after the Closing Date and all of Seller's rights against computer software providers who have represented in writing to Seller that such software is Year 2000 compliant.

          (g) OTHER INTANGIBLES. All of Seller's right, title and interest in and to any and all customer lists and records, mailing lists, marketing, sales and promotional materials and records, manuals, training materials, and similar items, and all books, records, files, computer software, data or databases, correspondence, memoranda, notes and other documents or papers and other evidence thereof that are in any manner related to any of the foregoing or the other Assets, other than the Excluded Assets (collectively, the "BOOKS AND RECORDS").

          1.2. EXCLUDED ASSETS. Buyer shall not purchase (and Seller shall retain) any assets of Seller that are not included within the Assets pursuant to Section 1.1 including, without limitation, all of the following (collectively, the "EXCLUDED ASSETS"):

          (a) all cash, cash equivalents and accounts receivable of Seller (other than cash, cash equivalents and accounts receivable arising on or after March 8, 1999) and all amounts relating to sales occurring prior to March 8, 1999, and all bank accounts of Seller;

          (b)  Seller's interest in Connectrix Systems LLC;

          (c) all rights or obligations under Seller's Consumer Products "Sales Agency Agreement" with MGM and Seller's licences with 20th Century Fox, Universal Studios Licensing, Inc. and Connectrix Systems LLC (collectively, the "EXCLUDED LICENSES"), or under all other Contracts of Seller that are not Assumed Contracts, or under this Agreement (including, without limitation, all amounts paid to Seller hereunder);

          (d) all general intangibles of Seller other than the Intellectual Property and the Other Intangibles;

          (e)  all  causes  of  action  and  litigation of Seller
against  third  parties  (other  than  those  affecting   Buyer's
ownership and control of or rights to use or otherwise receive the benefit of any of the Assets);

          (f) all claims, as defined in Section 101(5) of the Bankruptcy Code, of Seller whensoever arising (other than those affecting Buyer's ownership and control of or rights to use or otherwise receive the benefit of any of the Assets), including, but not limited to, the claim of the Seller's bankruptcy estate or the Seller against First Chicago;

          (g) all of Seller's corporate minute books, stock records and tax returns, and any refunds of Taxes (as hereinafter defined) due to Seller from any Governmental Entity (as hereinafter defined) or insurance premiums or other prepaid expenses made pursuant to Contracts that are not Assumed Contracts;

          (h) all amounts paid or payable to Seller by ADZ, and all inventory returned to Seller by ADZ, pursuant to the arrangements with ADZ referred to in Section 1.1(a); and

          (i)  all proceeds of any of the foregoing.

          1.3. ASSUMPTION OF CERTAIN LIABILITIES. (a) Upon the terms and subject to the conditions set forth in this Agreement, and specifically Section 1.4 hereof, on the Closing Date, Buyer agrees to assume only those liabilities and obligations arising out of or based upon Buyer's ownership and operation of the Assets from and after the Closing Date (and in particular, with respect to the Assumed Contracts, only the obligations thereunder to the extent that such obligations are required pursuant to such Assumed Contracts to be performed after the Closing Date) (collectively, the "ASSUMED LIABILITIES").

          (b)  Except as otherwise  provided  in  Section 1.4 and
Section 1.5 hereof, Buyer shall assume only the Assumed Liabilities described in subsection (a) above. Except as otherwise provided in Section 1.4 and Section 1.5 hereof, all other obligations, debts, Taxes, operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, shall not be assumed by Buyer and shall be retained by Seller. Without limitation of the foregoing, but subject to
Section 1.4 and Section 1.5 hereof:

          (i) Buyer shall not assume, and Seller shall retain, all loans, accounts and other amounts payable or to become payable by Seller, whether to financial institutions, officers, stockholders, affiliates or otherwise to any other person;

          (ii) Buyer shall not assume, and Seller shall retain, all claims, as defined in Section 101(5) of the Bankruptcy Code, asserted or assertable against Seller (collectively, "CLAIMS") (other than those arising out of Buyer's assumption, ownership and operation of the Assumed Contracts) under Sections 501, 502, 503, 505, 506, 507 and 509 of the Bankruptcy Code or otherwise;

          (iii) Buyer shall not assume, and Seller shall retain, all liabilities and obligations of Seller in respect of any federal, state, local or foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including any interest, penalties and additions imposed with respect to such amounts, in each case with respect to the income, operations or assets of Seller (collectively, "TAXES") arising with respect to any period prior to March 8, 1999; and

          (iv) Buyer shall not assume, and Seller shall retain, all liabilities and obligations under any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "CONTRACTS") of Seller that are not Assumed Contracts, including, without limitation,
     (i) any Contract representing any indebtedness and (ii) any employment agreements, Employee Plans or other employment related Contracts or arrangements. In particular, but without limitation, Buyer shall not assume any liabilities of Seller under, or be deemed a successor company to Seller in connection with, any Employee Plan, collective bargaining agreement or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements), and shall have no obligation to employ any of Seller's employees in connection with or after the transactions contemplated hereby. For purposes of this Agreement, the term "EMPLOYEE PLAN" means any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or other incentive plan, any program, arrangement, agreement or understanding relating to or otherwise affecting the delivery of medical, dental or other health benefits to the current or former employees of Seller, any life insurance, accident, disability, workers' compensation, severance or separation plan, or any other employee benefit plan, including, without limitation, any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and, with respect to all of the above, to which Seller contributes or is a party or is bound or under which it may have liability and under which the current or former employees of Seller are or were eligible to participate or derive a benefit.

          Section 1.4. PROVISIONS RELATING TO THE PERIOD MARCH 8, 1999 THROUGH THE CLOSING DATE. From and including the opening of Seller's business on March 8, 1999 and through the Closing Date (the "INTERIM PERIOD"), Seller shall operate its business and operations solely for the benefit of PHSI and Buyer. Buyer shall be entitled to receive from Seller the gross amount of all revenue generated from the Assets and the operation of Seller's business during the Interim Period. During such period, unless PHSI or Buyer shall otherwise consent in writing, Seller shall
(a) operate the Assets and the business of Seller only in the ordinary and usual course of business diligently and in good faith, consistent with past practice since filing the petition in the Bankruptcy Case; (b) maintain all existing policies of insurance (or comparable policies) covering any of the Assets in full force and effect; (c) use all reasonable efforts to preserve the business organization of Seller intact; (d) use all reasonable efforts to keep available the services of the present officers and employees of Seller; and (e) use all reasonable efforts to preserve the existing relationships with suppliers, distributors, customers and others having business relations with Seller such that Seller's business will not be impaired. Seller shall confer with Buyer on at least a daily basis to keep it informed with respect to operational matters of a material nature relating to Seller and to report the general status of the ongoing operations of Seller. During the Interim Period, PHSI and Buyer shall be responsible for all normal and ordinary expenses of Seller associated with the operation of the business of Seller (including without limitation, per diem rent, utilities, occupancy costs, shipping payments, supplies, salaries, wages and benefits) and arising in compliance with this
Section 1.4. Such expenses shall be paid by PHSI or Buyer when due in the ordinary course, and if not so paid shall be added to the Purchase Price. The obligations assumed by PHSI and Buyer pursuant to this Section 1.4 are expressly limited to the operating expenses arising during the Interim Period in the ordinary and usual course of its business consistent with past practice and any Cure Obligations with respect to the Assumed Contracts. In no event shall PHSI or Buyer be responsible for any expenses or other liabilities with respect to any period prior to the commencement of the Interim Period, even if those expenses or liabilities are paid or payable after the commencement of the Interim Period other than the Cure Obligations (collectively, other than the Cure Obligations, "PRIOR PERIOD EXPENSES"). Notwithstanding the foregoing, PHSI or Buyer, in their discretion, may pay any Prior Period Expenses and, at their option, either (i) apply such Prior Period Expenses so paid as a reduction of the Purchase Price or (ii) have the right to assert an indemnifiable administrative expense claim in respect thereof pursuant to Section 7.2 hereof.

          1.5. TRANSFER TAXES. PHSI and Buyer shall be solely responsible for any and all sales, excise, use or other similar taxes or governmental charges which may be imposed or assessed as a result of or in connection with the sale and purchase of the Assets hereunder, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.


                          ARTICLE II

                    PURCHASE PRICE; CLOSING

          2.1. PURCHASE PRICE. (a) The aggregate purchase price for the sale and purchase of the Assets (the "PURCHASE PRICE") shall be the amount equal to the sum of (i) $5,443,000 PLUS (ii) the price of the Inventory as determined based on the methodology used in Schedule A to the letter agreement among Seller and certain entities referred to as Agents dated February 25, 1999 ("SCHEDULE A"), as such methodology is applied to the Inventory based on the inventory report (the "INVENTORY REPORT") prepared by RGIS with respect to its inventory as of various specified inventory dates (as such report-based price is adjusted, using the Schedule A methodology, to reflect retail sales in each Store either before (in the case of an inventory conducted before the commencement of the Interim Period) or since (in the case of an inventory taken after the commencement of the Interim Period) the date of the inventory taken in such Store so that the price of Inventory shall be based upon the Inventory at the commencement of the Interim Period plus returns received thereafter, and PLUS (iii) the price to be paid by Buyer for the Returned Goods as determined in accordance with subsection (b) below.

          (b) The parties acknowledge that the Inventory includes a substantial number and variety of returned goods that have not been counted in the RGIS inventory (the "RETURNED GOODS"). Between the date hereof and the Settlement Date (as hereinafter defined), Seller and Buyer shall mutually agree in good faith upon a fair and reasonable method of estimating (through sampling or another mutually acceptable method) the volume and composition of the Returned Goods or, if they cannot so agree, Buyer shall at its expense conduct a physical count of the Returned Goods under the supervision of Seller. Based upon such estimation (or actual count), Seller and Buyer shall apply thereto the pricing methodology used in Schedule A to determine the price to be paid by Buyer for the Returned Goods hereunder.

          (c) At Seller's direction, PHSI has previously paid the amount of $1,000,000 to Heller Financial, Inc. ("HELLER"), Seller's secured creditor, as an earnest money deposit (the "EARNEST MONEY"), the payment of which is hereby acknowledged by PHSI and Seller.

          2.2. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the "CLOSING") shall take place simultaneously with the execution and delivery of this Agreement at the offices of Stoll, Keenon & Park, LLP, 201 East Main Street, Lexington, Kentucky. The date and time at which the
Closing actually occurs is hereinafter referred to as the "CLOSING DATE".

          2.3.  CLOSING MATTERS.   Upon  the terms and subject to
the conditions set forth in this Agreement, at the Closing:

          (a) Buyer shall deliver to Heller that amount equal to all outstanding principal, interest, costs and expenses owing to Heller as of March 15, 1999(the "HELLER AMOUNT"), by wire transfer of immediately available funds to the account designated by Heller prior to the Closing.

          (b) Buyer shall deliver an amount equal to (i) the remainder of $9,000,000 MINUS the Heller Amount (such remainder being the "REMAINING AMOUNT") PLUS (ii) the $30,000 amount of the Breakup Fee referred to in Section 5.6 below (such aggregate amount being the "ESCROW AMOUNT"), in escrow to Seller by wire transfer of immediately available funds on March 15, 1999, in such amount to the trust account of Fifth-Third Bank (the "ESCROW AGENT" which term includes any successor escrow agent who becomes the escrow agent of the Escrow Amount with the consent of both Seller and Buyer (which consent shall not be withheld by either party if such successor is a financial institution regulated by state or federal banking authorities)).

          (c) Seller shall deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's right, title and interest in and to the Assets and, simultaneously therewith, will take such steps as may be necessary to place Buyer in actual possession and operating control of the Assets.

          (d) Buyer shall deliver to Seller such written undertakings, in form and substance reasonably satisfactory to Seller, whereby Buyer shall assume and agree to perform the Assumed Liabilities.

          (e) Seller and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered pursuant to Article VI of this Agreement or otherwise required pursuant to this Agreement.

          2.4. SETTLEMENT. (a) Immediately upon the assignment to Buyer (or PHSI's assignee(s)) of the final Store Lease to be assigned pursuant to the Assignment Order(s) (the "SETTLEMENT DATE"), Seller and Buyer shall jointly instruct the Escrow Agent in writing to distribute the Escrow Amount as follows:

          (i)   first, to Buyer, the amount of any  Prior  Period
     Expenses payable to Buyer or PHSI pursuant to the final sentence of Section 1.4;

          (ii) second (and only to the extent of any remaining amount of the Escrow Amount), to Seller, an amount equal to the Purchase Price MINUS the Ernest Money and MINUS the
     Heller Amount; and

          (iii) third (and only to the extent of any remaining amount of the Escrow Amount), to Seller, an amount of $30,000 in respect of the Breakup Fee; and

          (iv) fourth, to Buyer, any remaining amount of the Escrow Amount.

          (b) If the Purchase Price is in excess of $10,000,000 and, after the distributions set forth in subsection (a), Seller has not received the full amount of the Purchase Price (after taking into account the deductions therefrom for Prior Period Expenses, the Earnest Money and the Heller Amount), then on the Settlement Date, Buyer shall deliver to Seller the amount by which the Purchase Price is in excess of $10,000,000, by wire transfer of immediately available funds in such amount.

          2.5. ALLOCATION OF PURCHASE PRICE. Within 30 days after the Closing Date, Buyer and Seller shall mutually agree in writing upon the allocation of the Purchase Price among the various Assets. Each of Seller and Buyer agrees that it shall report for federal, state, local and all other Tax purposes in a manner consistent with such allocation, and that it shall not take any position inconsistent with such allocation in connection with any examination, claim, action or other proceeding by or against any taxing authority or for any other purpose.


                          ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to PHSI and Buyer as follows (subject, in each case, to the limitations and requirements imposed by law or the Bankruptcy Court in connection with the Bankruptcy Case):

          3.1. ORGANIZATION AND QUALIFICATION. Seller is duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and has all requisite power and authority to own, lease and operate its properties and the Assets and to carry on its business as now being conducted.

          3.2. AUTHORITY. Subject to the Sale Order and the Assignment Order(s), Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          3.3.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws, in each case as amended or restated, of Seller or (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or by or to which any of the Assets is bound or subject.

          (b) Other than the Sale Order and the Assignment Order(s), the execution and delivery of this Agreement by Seller do not, and the performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether foreign or domestic (a "GOVERNMENTAL ENTITY"), or any third party.

          3.4. WARRANTY OF TITLE. Seller is the true and lawful owner of the Assets (but, in the case of the FFE only, the representations and warranties made in this Section 3.4 are made only with respect to those items of FFE listed on SCHEDULE 3.4 attached hereto which are not leased by the Seller). Upon the sale of the Assets to Buyer pursuant to this Agreement, (a) all right, title and interest in and to all of the Assets, free and clear of any and all liens, encumbrances, security interests, mortgages, pledges, claims, charges, options or restriction of any nature whatsoever including, without limitation, Seller's right or equity of redemption, if any (collectively "LIENS") and any and all Claims, will pass to Buyer on the Closing Date and
(b) subject only to the Assignment Order(s), all of the Assumed Contracts included in the Assets shall be validly assigned to Buyer and, except to the extent thereafter amended by Buyer, Buyer shall have all of the rights and privileges thereunder after the Closing Date to the same extent as though Buyer were the original party thereto.

          3.5. LEASES; CONTRACTS. (a) SCHEDULE 3.5 attached hereto constitutes true, correct and complete list of all of the Store Leases. Seller has delivered to Buyer true and complete copies of all of the Store Leases and the Center Lease, each as amended and in full force and effect.

          (b) With respect to each of the Store Leases and the Center Lease, (i) such lease creates a valid leasehold interest in all premises or property purported to be leased thereunder,
(ii) Seller is in possession and quiet enjoyment of all of such premises or property and (iii) such lease is valid, binding and enforceable in accordance with its terms.

          3.6.   AFFILIATE  ARRANGEMENTS.   No  current or former
director, officer or employee of Seller has an interest in any of the Assets.

          3.7. INTELLECTUAL PROPERTY. SCHEDULE 3.7 attached hereto sets forth a true, correct and complete list of all of the Intellectual Property that is patented, registered or otherwise the subject of any filing with any Governmental Entity (other than charter documents, qualifications to do business and other similar documents filed with the secretaries of state or similar officials of any jurisdiction). Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Intellectual Property and, to Seller's Knowledge (as hereinafter defined), (a) the use and registration of the Intellectual Property do not infringe any rights of any other person and are not being infringed by any other person and (b) other than those threatened by John Peterman of which Buyer is aware, there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened, by or against Seller regarding the ownership of, or rights to sell or use, any of the Intellectual Property. For purposes of this Agreement, "SELLER'S KNOWLEDGE" means the conscious awareness of John Rice.

          3.8. PERMITS. To Seller's Knowledge, Seller possesses all licenses, permits and other authorizations from Governmental Entities required by applicable provisions of laws, ordinances, rules and regulations (collectively, "PERMITS"), necessary for the operation of Seller's business as it existed on the date of filing of the petition in the Bankruptcy Case.

          3.9. COMPLIANCE WITH LAW. To Seller's Knowledge, Seller is in compliance with the terms and conditions of all of the Permits and all laws, rules, regulations and orders applicable to its business; and Seller has not received any notification that Seller is in violation of any Permit or any such law, rule, regulation or order.

          3.10. YEAR 2000 COMPLIANCE. To the Seller's knowledge, except as set forth on SCHEDULE 3.10 attached hereto, Seller has reviewed the areas within its computer system, business and operations which could be adversely affected by, and has developed a program to address on a timely basis, the risk that computer hardware or software used by Seller (or any of its material suppliers, customers or vendors) in the receipt, transmission, processing, manipulation, storage, retrieval or other utilization of data or the operation of mechanical or electrical systems of any kind may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "YEAR 2000 PROBLEM"). To the Seller's knowledge, except as set forth on SCHEDULE 3.10 attached hereto, the Year 2000 Problem will not result in any material adverse effect on any of the Assets as a result of any failure on the part of Seller.

          3.11. BROKERS. Except as set forth in Section 5.6 hereof with respect to the Breakup Fee, no broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder's or other fee or commission payable by PHSI or Buyer in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or any of its affiliates.

          3.12. NO OTHER REPRESENTATIONS AND WARRANTIES. Except as set forth herein, Seller makes no representations and warranties and the Assets are being sold to Buyer AS IS AND WHERE IS without representation or warranty of any kind, including
warranties  of  merchantability  or  fitness  for  a   particular
purpose.


                          ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          4.1. ORGANIZATION AND AUTHORITY. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana, and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          4.2.  NO CONFLICT; REQUIRED CONSENTS AND APPROVALS.

          (a) The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or the By-Laws of Buyer or (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer or by or to which any of its properties or assets is bound or subject.

          (b) Other than the Sale Order and the Assignment Order(s), the execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other Governmental Entity, or any third party.

          4.3. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.


                           ARTICLE V

                           COVENANTS

          5.1. FURTHER ASSURANCES; COOPERATION. (a) At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Buyer's expense and without further consideration to Seller, execute and deliver any further bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order (i) more effectively to transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Assets, (ii) to assist in the collection or reduction to possession of any and all of the Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (iii) to otherwise carry out the intents and purposes of this Agreement. In the case of rights (including, without limitation, under any Assumed Contract) which cannot be transferred effectively without the consent of third parties, Seller shall use its best efforts (within commercially reasonable limits) to obtain such consent and to assure to Buyer the benefits thereof during the respective terms thereof.

          (b) From and after the date hereof, the parties hereto shall cooperate and respectively use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement. Without limitation of the foregoing (i) Seller shall cooperate with, and not resist or impede, any reasonable efforts by Buyer to sell any consigned goods included in the Inventory Report and (ii) Buyer shall cooperate with, and not resist or impede, any reasonable efforts of Seller to pursue or defend its standing to assert its rights in all causes of action, litigation and claims referred to in
Section 1.2(e) and (f).

          5.2. BOOKS AND RECORDS. On the Closing Date, Seller shall deliver to Buyer all of the Books and Records. However, if at any time after the Closing Date, Seller or Buyer discover any other Books and Records that have not been delivered to Buyer, Seller shall promptly deliver them to Buyer. From and after the Closing Date, Seller may retain copies of such Books and Records as are reasonably necessary in connection with the administration of the Bankruptcy Case and, during the pendency of the Bankruptcy Case, Buyer shall make the same available for inspection and copying by Seller or its authorized representatives at Seller's expense, upon reasonable request and upon reasonable notice during normal business hours. Seller shall not, and shall cause its respective representatives not to, use or publicly disclose any information retained or obtained pursuant to this Section 5.2 for any purpose unrelated to the administration of the Bankruptcy Case.

          5.3. CHANGE AND USE OF "J. PETERMAN" NAME. On or prior to March 19, 1999, Seller shall amend its charter documents so as to change its name to a name that does not include the words "J. Peterman" or "Peterman" or any variations thereof, and file as promptly as practicable after the Closing Date, in all jurisdictions where it is qualified to do business, any documents necessary to reflect such change. At any time and from time to time after the Closing Date, Seller shall execute and deliver to Buyer all consents reasonably requested by Buyer, and shall otherwise reasonably cooperate with Buyer, in order to enable Buyer lawfully to use the names "J. Peterman" and "Peterman" and any variations thereof in which Buyer owns rights. From and after the Closing Date, Seller shall immediately cease the use of such name or any variations thereof for all purposes whatsoever (except that such name may be referred to as a former name in any tax or other filing required to be made with any Governmental Entity or otherwise as shall be reasonably necessary in connection with the administration of the Bankruptcy Case).

          5.4. EMPLOYMENT MATTERS. Seller shall terminate the employment of all of its employees as of the time immediately prior to the Closing (other than those employees of Seller not hired by Buyer, who may be retained by Seller for the purpose of administering the Company's affairs in connection with the Bankruptcy Case). Except as otherwise specifically provided in
Section 1.4, Seller shall be solely responsible for any and all obligations, debts, Taxes, expenses, and other liabilities of any kind, character or description, whether accrued, absolute, contingent or otherwise, which may exist or arise as a result of any wage claims, benefit claims, or other employment related claims by or on behalf of, or with respect to, any employee of Seller, including, without limitation, any of the foregoing arising under any Employee Plan, collective bargaining agreement or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements) or any federal, state or local law or regulation relating to the terms and conditions of employment by Seller of any of its employees, or to the termination by Seller of any of its employees. Although Buyer shall have no obligation to employ any of Seller's employees in connection with or after the transactions contemplated hereby, Buyer may, in its discretion, employ any of such employees as new employees of Buyer on or after the Closing Date.

          5.5. COLBY INTERNATIONAL. In the event that Buyer purchases from Colby International those certain goods purported to be "on the docks" and owned by Colby International, promptly upon such purchase, Buyer shall pay to Seller the amount of $90,000 as additional consideration for the Assets, by wire transfer of immediately available funds in such amount.

          5.6. BREAKUP FEE. At the Closing and as a part of the Escrow Amount, Buyer shall pay to Seller the amount of $30,000, representing the $120,000 "breakup fee" specified in the Bankruptcy Court's February 28, 199 Emergency Order Approving Notice of Final Hearing and Bid Procedures (the "BREAKUP FEE"), net of a credit of $90,000 for the amount referred to in Section
5.5 above (such credit to be applied notwithstanding that, as provided in Section 5.5, such amount may never be required to be paid by Buyer).

          5.7. RGIS EXPENSES. Seller and Buyer each agrees to be responsible for one-half of the fees and expenses charged by RGIS in connection with its inventory of the Inventory.

          5.8. RETURNED GOODS. In the event that, after the Closing Date, Buyer accepts returned goods that were sold by Seller prior to March 8, 1999, and Buyer determines not to compensate the customer therefor (at Buyer's sole expense), Buyer shall return such goods to the customer at Buyer's sole expense.

          5.9. PUBLIC ANNOUNCEMENTS. From and after the date hereof, Seller shall not issue any public report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, unless otherwise required by applicable law or necessary and required in connection with the Bankruptcy Case.


                          ARTICLE VI

                          CONDITIONS

          6.1. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Buyer:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement shall have been true, correct and complete in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

          (b)  AGREEMENTS  AND  COVENANTS.   Seller  shall   have
performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

          (c) OFFICER'S CERTIFICATE. Buyer shall have received a certificate signed by an executive officer of Seller to the effect set forth in Sections 6.1(a) and (b).

          (d)  SALE ORDER.  The Sale Order shall be in full force
and  effect,  and  the  Sale  Order  shall  not have been stayed,
amended,  modified,  dissolved,  revoked  or  rescinded   by  the
Bankruptcy Court or any other Governmental Entity.

          (e) NO LITIGATION, ETC. No litigation or other proceeding by or before any Governmental Entity shall have been instituted, and no Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restrains consummation of the transactions contemplated hereby.

          (f) PROCEEDINGS AND DOCUMENTS. All legal details and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory to Buyer and its counsel.

          6.2. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by
Seller:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained in this Agreement shall have been true, correct and complete in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

          (b)   AGREEMENTS   AND  COVENANTS.   Buyer  shall  have
performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) OFFICER'S CERTIFICATE. Seller shall have received a certificate signed by an executive officer of Buyer to the effect set forth in Sections 6.2(a) and (b).

          (d)  SALE ORDER.  The Sale Order shall be in full force
and  effect, and the Sale  Order  shall  not  have  been  stayed,
amended,   modified,  dissolved,  revoked  or  rescinded  by  the
Bankruptcy Court or any other Governmental Entity.

          (e) NO LITIGATION, ETC. No litigation or other proceeding by or before any Governmental Entity shall have been instituted, and no Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restrains consummation of the transactions contemplated hereby.

          (f) PROCEEDINGS AND DOCUMENTS. All legal details and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory to Seller and its counsel.

                          ARTICLE VII

                   MISCELLANEOUS AND GENERAL

          7.1. PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, except as otherwise explicitly set forth in this Agreement.

          7.2. SURVIVAL; INDEMNIFICATION. (a) The representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing until the later of (i) the date that is six months after the Closing Date and (ii) the date on which Seller files a Plan of Liquidation and related Disclosure Statement with the Bankruptcy Court (the period from the Closing Date until such later date being the "SURVIVAL PERIOD").

          (b) After the Closing Date, Seller shall indemnify and hold Buyer and PHSI harmless from and against any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), liens or other obligations of any nature whatsoever (collectively, "LOSSES"), incurred by Buyer or PHSI and arising out of or based upon (i) any breach by Seller of its representations, warranties, covenants or agreements set forth in this Agreement or in any document or instrument delivered by Seller at the Closing pursuant hereto; (ii) any claim, action, suit, proceeding or investigation of any kind, at law or in equity, to the extent arising primarily from acts, omissions, events or other conditions that occurred or existed with respect to Seller or the Assets at any time prior to the Closing and for which Buyer is not responsible under this Agreement; or (iii) any obligations, debts, Taxes, operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, that are not expressly assumed or agreed to be paid by Buyer pursuant to this Agreement above (including, without limitation, any of the foregoing arising under any Employee Plan, collective bargaining agreement or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements) or any federal, state or local law or regulation relating to the terms and conditions of employment by Seller of any of its employees, or to the termination by Seller of any of its employees). Buyer and PHSI shall have the right to assert any claims by Buyer or PHSI for indemnification hereunder as an administrative expense claim in the Bankruptcy Case or in any subsequent Chapter 11 or Chapter 7 bankruptcy case of Seller.

          (c) Buyer and PHSI, jointly and severally, shall indemnify and hold Seller harmless from and against any Losses incurred by Seller and arising out of or based upon (i) any breach by Buyer or PHSI of their representations, warranties, covenants or agreements set forth in this Agreement or (ii) any liabilities assumed or agreed to be paid by Buyer hereunder.

          (d) The indemnification obligations of the parties hereunder shall terminate upon the expiration of the Survival Period; PROVIDED, HOWEVER, that with respect to any claim for indemnification that is made in writing with reasonable specificity prior to the expiration of the Survival Period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

          7.3. ENTIRE AGREEMENT, ASSIGNMENT, ETC. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all other agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof, and shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; PROVIDED, HOWEVER, that Buyer may assign all or any part of its rights and obligations hereunder to a wholly owned subsidiary of Buyer (in which case such subsidiary shall be included within the term "Buyer" for all purposes of this Agreement and shall be jointly and severally liable for the obligations of Buyer hereunder); PROVIDED, FURTHER, that in the event of any such assignment, Buyer shall nevertheless remain fully responsible to Seller for all obligations of Buyer hereunder.

          7.4.   CAPTIONS.   The  Article,  Section and paragraph
captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          7.5. SEVERABILITY. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

          7.6.  MODIFICATION OR AMENDMENT.   The  parties  hereto
may modify or amend this Agreement at any time, by written agreement executed and delivered by the duly authorized officers of each party hereto.

          7.7. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

          (a) If to Buyer or PHSI, to:

                    Paul Harris Stores, Inc.
                    6003 Guion Road
                    Indianapolis, IN  46250
                    Attention:  Thomas McCain, Senior Vice
                    President and Chief Financial Officer
                    Telecopier No.:  (317) 298-6828

               with a copy to:

                    Baker & Daniels
                    300 North Meridian Street
                    Suite 2700
                    Indianapolis, IN  46204
                    Attention:  James M. Carr, Esq.
                    Telecopier No.:  (317) 237-1000

          (b)  If to Seller, to:

                    The J. Peterman Company
                    c/o Stoll, Keenon & Park, LLP
                    201 East Main Street
                    Suite 1000
                    Lexington, KY  40507
                    Attention:  Gregory D. Pavey, Esq.
                    Telecopier No.:  (606) 253-1093

               with a copy to:

                    Taft, Stettinius & Hollister LLP
                    1800 Firstar Tower
                    425 Walnut Street
                    Cincinnati, OH  45202
                    Attention:  Stephen D. Lerner, Esq.
                    Telecopier No.:  (513) 381-0205

          No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

          7.8. FAILURE OR DELAY NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          7.9. COUNTERPARTS. This Agreement may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Each officer of any party hereto who signs this Agreement or any other agreement or other document delivered in connection with the transactions contemplated hereby shall be deemed to have signed the same in his or her capacity as an officer of such party, and not in his or her individual capacity.

          7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Kentucky, without regard to the conflicts of laws principles thereof.



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
          IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

                              THE J. PETERMAN COMPANY



                              By   /S/ JOHN R. RICE
                                 Name:  John R. Rice
                                 Title:  Senior Vice President


                              PAUL HARRIS STORES, INC.



                              By   /S/ THOMAS MCCAIN
                                 Name:  Thomas McCain
                                 Title:  Senior Vice President
                                   and Chief Financial Officer


                              PETERMAN ACQUISITION CORP.



                              By   /S/ THOMAS MCCAIN
                                 Name:  Thomas McCain
                                 Title:  Treasurer